UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 18, 2007

JANEL WORLD TRADE, LTD.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	333-60608	11-2636089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

150-14 132nd Avenue, Jamaica, NY	11434
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number,
including area code, (718) 527-3800

Item 1.01  Entry Into a Material Definitive Agreement.
Item 2.01  Completion of Acquisition of Assets.
Item 3.02  Unregistered Sale of Equity Securities.

On October 18, 2007, Janel World Trade, Ltd. (“Janel”) and its wholly-owned subsidiary, Janel Newco, Inc. (“Newco”), entered into and closed an asset purchase agreement (the “Agreement”) with Order Logistics, Inc. (“OLI”), a Delaware corporation, for the acquisition of certain OLI assets consisting of proprietary technology, intellectual property (including the name “Order Logistics”), office locations and equipment, and customer lists for use in the management and expansion of Janel’s international integrated logistics transport services business. The technology acquired by Janel enables it to integrate all of the different aspects of movement and delivery of goods, making the entire process electronically visible in “real time.” The Agreement includes non-competition provisions restricting OLI from competing with Janel, and requiring OLI to change its name.

The purchase price for the acquired assets is comprised of $2,342,429 of payments by Janel, and the issuance of 285,000 restricted shares of Janel’s newly-authorized $.001 par value Series B Convertible Preferred Stock (“Series B”), each share of which is convertible into ten (10) shares of Janel’s $.001 par value common stock at any time after October 18, 2009. The Series B shares have no voting rights or preferences. The Janel shares of common stock issuable upon the exercise of the Series B conversion rights may be sold in compliance with the requirements of SEC Rule 144.

The amount and type of the consideration in the asset purchase transaction was determined by arms-length negotiation between the parties. There are no material relationships between Janel or Newco, and their respective officers, directors, affiliates and principal shareholders, and the officers, directors, affiliates and shareholders of OLI.

Janel sold the unregistered shares of Series B pursuant to the exemption from registration provided by SEC Regulation D and Section 4(2) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.
4.2	Certificate of Designation of Series B Convertible Preferred Stock dated October 16, 2007.
10.5	Asset Purchase Agreement among Janel World Trade, Ltd., Janel Newco, Inc. and Order Logistics, Inc. entered into October 18, 2007.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

October 22, 2007

JANEL WORLD TRADE, LTD.

By:	/s/ James N. Jannello
James N. Jannello, Executive Vice President and Chief Executive Officer